News Release
Nalco Company
1601 West Diehl Road
Naperville, IL 60563-1198
www.nalco.com

Media Contact: Charlie Pajor
630 305 1556
cpajor@nalco.com

Investor Contact: Mike Bushman
630 305 1025
mbushman@nalco.com

Date: August 11, 2005
Pricing of Secondary Stock Offering Set for Nalco Holding Company, Board Changes Announced

(Naperville, Illinois) Nalco Holding Company (NYSE: NLC) today announced that the price for a secondary offering of 29 million shares of its common stock has been set at $18.41 per share. An additional 4.35 million shares may be sold if the underwriters exercise their over-allotment option in the next 30 days. The total number of shares of common stock outstanding will not change as a result of this offering.

Nalco LLC is the selling stockholder in the offering. Nalco LLC is primarily owned by funds affiliated with Nalco’s Sponsors, The Blackstone Group, Apollo Management, L.P. and Goldman Sachs Capital Partners, as well as by members of Nalco’s management. The Sponsors will receive all the proceeds from the sale of shares; neither Nalco Holding Company nor its management will receive any of the proceeds from the sale.

Goldman, Sachs & Co. and Citigroup Global Markets Inc. are acting as global coordinators and, together with UBS Securities LLC, are serving as joint book-running managers of the offering. Banc of America Securities LLC, Bear, Stearns & Co. Inc., William Blair & Company, L.L.C., Credit Suisse First Boston LLC, Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc. are co-managers of the offering.

The secondary offering is being made by means of a prospectus, copies of which may be obtained from:
•	Goldman, Sachs & Co. at 85 Broad Street, New York, NY 10004, Attention: Prospectus Department (Tel: 212-902-1171),
•	Citigroup Global Markets Inc. Prospectus Department, Brooklyn Army Terminal, 7th Floor, 140 58th Street, Brooklyn, New York 11220 (Tel: 718-765-6813), or
•	UBS Securities LLC Prospectus Department, 299 Park Avenue, New York, New York 10171 (Tel: 212-821-3000).

After this offering Nalco LLC will own less than 50 percent of Nalco Holding Company’s outstanding common stock. Under the terms of the selling shareholder’s agreements with Nalco Holding Company, Leon D. Black and Richard A. Friedman have resigned as members of the Board of Directors of Nalco Holding Company and the Boards of certain of its subsidiaries.

This action reduces the size of the Board from eleven to nine members. Within 90 days the majority of the members of the Compensation Committee and the Nominating and Corporate Governance Committee will be independent Directors. Within one year these committees will be fully independent.

In addition, the Nalco Holding Company Board of Directors has reviewed the experience, financial interest, employment and other background of member Paul H. O’Neill and determined that he qualifies as an independent member of the Board. With this action the Board of Directors has five independent Directors, a majority of its nine members.

Also, Richard B. Marchese has been re-designated as a Class II director for the Board, with his term expiring with the Annual Meeting of Nalco Holding Company in 2006. Mr. Marchese had been a Class III Director with a term expiring in 2007. This action will permit an evenly divided class membership on the nine-member board with three members in each class.

Nalco is the leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. The company currently serves more than 60,000 customer locations representing a broad range of end markets. It has established a global presence with over 10,000 employees operating in 130 countries, supported by a comprehensive network of manufacturing facilities, sales offices and research centers. In 2004, Nalco achieved sales of more than $3 billion.

The following statement is included in this press release in accordance with Rule 134(b)(1) of the Securities Act of 1933, as amended:

A registration statement relating to shares of common stock of Nalco Holding Company has been declared effective by the Securities and Exchange Commission. This release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.